Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, June 12, 2007

eOn Communications Reports Profitable Third Quarter Fiscal 2007

SAN JOSE, CA (June 12, 2007) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported financial results for the third fiscal quarter ended April 30, 2007.

Net income was $20,000, or less than $0.01 per common share compared with a net loss of ($1,015,000) or ($0.07) per share in the prior quarter ended January 31, 2007 and net income of $294,000, or $0.02 per share in the quarter ended April 30, 2006. Net income for this quarter included an operating loss of $127,000 incurred developing eOn’s IP Hosting business and stock-based compensation of $78,000 as explained below. Revenues for the quarter were $3,570,000 (including related party revenue of $195,000) an increase of 17% compared to $3,047,000 for the same period last year, and an increase of 140% compared to revenues of $1,487,000 in the previous quarter.

Net loss for the nine months was ($955,000) or ($0.07) per common share, compared to net income of $1,406,000 or $0.11 per common share for the nine months ended April 30, 2006. Net income in the nine months ended April 30, 2006 included income from continuing operations of $630,000 or $0.05 per common share, income from discontinued operations of $559,000 or $0.04 per common share and extraordinary gain of $217,000 or $0.02 per common share. Revenue for the nine months was $7,765,000 (including related party revenue of $363,000) a decrease of 15% compared to $9,183,000 for the nine months ended April 30, 2006. Cash, cash equivalents and short-term marketable securities decreased 21% to $5,303,000 from $6,684,000 as of July 31, 2006.

During the nine months ended April 30, 2007, the Company implemented Statement of Financial Accounting Standards No. 123R, which requires companies to estimate the cost of all forms of stock-based compensation and record a commensurate expense in the statement of operations. Pro forma loss from continuing operations, excluding stock-based compensation of $236,000, would have been ($719,000) or ($0.05) per common share for the nine months ended April 30, 2007 compared to income from continuing operations of $630,000 or $0.05 per common share for the same period in the previous year.

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“We are pleased that we have returned to profitability, even after our expenditures in our new IP Hosting business. Revenue was up significantly in China and US government accounts,” stated David Lee, eOn’s chairman and chief executive officer.

“Our focus remains improving the Company’s performance by leveraging both organic growth and strategic partnerships,” added Lee.

Conference Call

The Company will host a conference call at 4:45 p.m. ET, June 12, 2007, to discuss first quarter results. To hear the call, dial 800-289-0572 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands, except share and per share information)

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2007	2006	2007	2006
REVENUE
Third party revenue	$3,375	$3,047	$7,402	$9,183
Related party revenue	195	—	363	—

Net revenue	$3,570	$3,047	$7,765	$9,183

COST OF REVENUE
Third party cost of revenue	1,525	1,107	2,982	3,191
Related party cost of revenue	180	—	336	—

Cost of revenue	1,705	1,107	3,318	3,191

Gross profit	1,865	1,940	4,447	5,992

OPERATING EXPENSE
Selling, general and administrative	1,191	1,074	3,368	3,520
Research and development	715	643	2,225	1,891
Other (income) expense, net	(2)	(1)	28	63

Total operating expense	1,904	1,716	5,621	5,474

(Loss) income from continuing operations	(39)	224	(1,174)	518

Interest income	59	45	219	112

Income (loss) from continuing operations before income taxes	20	269	(955)	630

Income tax expense	—	—	—	—

Income (loss) income from continuing operations after income taxes	20	269	(955)	630

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax of $0 and minority interest of $289, respectively	—	—	—	256
Gain on disposal of discontinued operations, net of tax of $0 and $20	—	25	—	303

Income from discontinued operations	—	25	—	559

Income (loss) before extraordinary item	20	294	(955)	1,189

EXTRAORDINARY ITEM
Extraordinary gain, net of income taxes of $0	—	—	—	217

Net income (loss)	$20	$294	$(955)	$1,406

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$20	$294	$(955)	$1,406
Foreign currency translation adjustment	—	—	—	8

Comprehensive income (loss)	$20	$294	$(955)	$1,414

Weighted average shares outstanding:
Basic	13,564	13,424	13,558	13,309
Diluted	13,702	13,587	13,558	13,394

Basic income (loss) per share:
From continuing operations after income taxes	$—	$0.02	$(0.07)	$0.05
From discontinued operations, net of tax and minority interest	—	—	—	0.04
From extraordinary gain, net of income taxes	—	—	—	0.02

Basic income (loss) per share	$—	$0.02	$(0.07)	$0.11

Diluted income (loss) per share:
From continuing operations after income taxes	$—	$0.02	$(0.07)	$0.05
From discontinued operations, net of tax and minority interest	—	—	—	0.04
From extraordinary gain, net of income taxes	—	—	—	0.02

Diluted income (loss) per share	$—	$0.02	$(0.07)	$0.11

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share information)

	April 30, 2007	July 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$578	$934
Marketable securities	4,725	5,750
Trade accounts receivable, net of allowance of $683 and $372, respectively	2,419	1,639
Trade accounts receivable—related party	108	27
Proceeds receivable from sale of discontinued operations	—	89
Inventories	2,473	2,167
Prepaid and other current assets	165	289

Total current assets	10,468	10,895

Property and equipment, net	408	338
Long-term receivable, net of allowance of $232	—	153
Goodwill	418	418
Investments	301	301

Total assets	$11,595	$12,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$507	$453
Trade accounts payable—related party	402	72
Deferred acquisition payment	397	397
Accrued expenses and other	1,171	1,376

Total current liabilities	2,477	2,298

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,157,029 and 14,128,922 shares issued, respectively)	14	14
Additional paid-in capital	55,296	55,030
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(44,690)	(43,735)

Total stockholders’ equity	9,118	9,807

Total liabilities and stockholders’ equity	$11,595	$12,105